Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Price Communications Corporation

New York, New York

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-52269 and 333-44089) and Form S-8 (No. 333-38342) of Price Communications Corporation of our reports dated December 12, 2007, relating to the consolidated financial statements and the effectiveness of Price Communications Corporation’s internal control over financial reporting which appear in this Form 10-K. Our report on the effectiveness of internal control over financial reporting expressed a disclaimer of opinion.

/s/ BDO Seidman, LLP

New York, New York

December 12, 2007